Exhibit 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contact:

Joel Weiden

Gavin Anderson & Company

212-515-1970

Investor Contact:

Doug Morris

Gavin Anderson & Company

212-515-1962

EXIDE AND CREDITOR GROUPS REACH AGREEMENT ON TERMS OF

CONSENSUAL PLAN OF REORGANIZATION

PRINCETON, NJ – January 22, 2004 – Exide Technologies (OTCBB: EXDTQ), a global leader in stored electrical energy solutions, today announced in the U.S. Bankruptcy Court for the District of Delaware that it has reached agreement on the principal terms of a consensual Plan of Reorganization (“Plan”) with the Steering Committee of Pre-Petition Secured Lenders and the Official Committee of Unsecured Creditors.

The Company said that it would work with the two Committees to finalize all terms of the Plan and submit it to the Court and creditors as soon as possible. The two Committees have indicated that they will be co-proponents of the Plan when filed.

The agreement is subject to definitive documentation of all terms of the Plan, and the Company’s emergence from Chapter 11 will be subject to, among other things, Court approval of a disclosure statement, receipt of the appropriate number of votes during an official vote of the Company’s creditor groups, exit financing, and confirmation of the Plan by the Court.

Craig H. Muhlhauser, Chairman, Chief Executive Officer and President of Exide Technologies, said, “We are extremely pleased to have reached this important milestone. Today’s agreement is a fundamental step forward toward successfully emerging from Chapter 11. Now more than ever Exide as an organization will remain focused on meeting the needs of all of our customers around the world. As always, I thank them for their ongoing support.”

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About Exide Technologies:

Exide Technologies, with operations in 89 countries and fiscal 2003 net sales of approximately $2.4 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s three global business groups – transportation, motive power and network power – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide and its financial results are available at www.exide.com.

Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual results of the company to be materially different from any results expressed or implied by such forward-looking statements, including without limitation creditor and Bankruptcy Court approval of a subsequently filed plan of reorganization and retaining commitments for or obtaining new adequate exit financing. These and others are enumerated in further detail in the Company’s Form 10-K and subsequent SEC filings.